Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT by and between First Security Group, Inc. a Tennessee corporation having its principal offices in Chattanooga, Tennessee (“First Security”) and Ralph E. “Gene” Coffman, Jr. (the “Executive”), dated as of the 20th day of September, 2010.

The parties desire to enter into an agreement in the manner set forth with respect to the Executive’s employment by First Security.

NOW THEREFORE, in consideration of the mutual covenants contained herein, First Security and the Executive agree as follows:

Section 1 Employment.

First Security agrees to employ the Executive and the Executive agrees to be in the employ of First Security on the terms and conditions hereinafter set forth.

Section 2 Position and Duties.

The Executive’s position including status, offices, title and reporting requirements, authority, duties and responsibilities shall be that of President and Chief Operating Officer.

Section 3 Effective Date/At Will Employment Relationship.

The effective date (the “Effective Date”) of this Agreement shall be September 20, 2010. As of the Effective Date, Executive shall be an employee at will of First Security and his employment shall be terminable by him or First Security upon thirty day’s written notice which may be given by either party for any reason or for no reason.

Section 4 Compensation and Benefits.

The regular compensation and benefits payable to the Executive under this Agreement while the Executive is employed at First Security shall be as follows:

(a)	Base Salary. For all services rendered by the Executive under this Agreement, First Security shall pay the Executive, effective as of September 15, 2010, an annual base salary of Two Hundred Fifty Thousand ($250,000) per year (“Annual Base Salary”). Thereafter, the Executive’s base salary shall be subject to adjustment at least annually by the Compensation Committee of the Board. The term Annual Base Salary as used in this Agreement shall refer to the Annual Base Salary as adjusted in accordance with this provision. The Executive’s Annual Base Salary shall be payable in periodic installments in accordance with First Security’s usual practice for its senior executives.

(b)

Employee Benefit Plans. The Executive shall be eligible to participate in the standard employee benefit plans, medical insurance plans, other benefit plans and perquisite programs from time to time in effect for all employees of First Security, in accordance with the terms of the applicable program documents and generally applicable policies of First Security and provided that there are no regulatory prohibitions on such participation.

(c)	Business Expenses. First Security shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by First Security in accordance with its travel and business expense reimbursement policy.

(d)	Vacation, Holidays, Sick Leave, and Personal Days. The Executive shall be entitled to five weeks of paid vacation, as well as holidays, sick leave, and personal days in accordance with First Security’s policy applicable to executive staff employees.

(e)	Club Dues. The Executive shall be entitled to a payment to be used as the initiation fee for membership in the Mountain City Club in Chattanooga, Tennessee and reimbursement for dues paid as a result of his membership in said club, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by First Security.

(f)	Automobile. The Executive shall be provided with $500 per month for automobile expenses, in accordance with the terms of the applicable First Security policy.

(g)	Travel Benefits. The Executive shall be reimbursed for reasonable air travel expenses incurred for two trips by his wife to seek housing in Chattanooga, Tennessee.

(h)	Rent Reimbursement. First Security shall reimburse the Executive for reasonable expenses incurred in connection with renting housing accommodations in Chattanooga, Tennessee for a nine-month period from the commencement of Executive’s employment.

(i)	Relocation Expenses. First Security shall reimburse the Executive for reasonable relocation expenses incurred by the Executive to move his family belongings to Chattanooga, Tennessee. Executive shall submit two estimates from moving companies to First Security prior to relocating to allow First Security to determine the reasonableness of the relocation expenses.

(j)	Legal Fees. The Executive shall be reimbursed for actual legal fees he incurs relating to the negotiation of this Agreement in an amount not to exceed $7,000.

Section 5 Eligibility for Other Benefits.

Executive acknowledges and agrees that First Security is operating under regulatory restrictions and supervision that impose limitations on the Executive’s compensation. Executive agrees to comply with any and all regulatory restrictions applicable to the terms of his employment with First Security. However, immediately subsequent to the expiration of the regulatory requirements limiting Fist Security’s ability to compensate executives, the Executive shall be eligible to participate in all executive compensation and incentive programs applicable to all other executives of First Security on terms to be agreed upon by the parties.

Section 6 Business Decisions.

Executive shall have no liability to First Security for any act or omission undertaken during the term of this Agreement in his good faith business judgment in furtherance of his duties as prescribed in or under this Agreement.

Section 7 Covenant not to Compete; Non-Solicitation; Confidential Information.

For purposes of this Section 7, the term “First Security” shall also include all subsidiary banks of First Security and all other direct or indirect subsidiaries of First Security.

(a)	Covenant not to Compete. While the Executive is employed by First Security and for a period of twelve (12) months after the termination of his employment, the Executive shall not directly or indirectly own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed in a position comparable to the Executive’s position at First Security immediately prior to the termination of the Executive’s employment, any competing business, whether for compensation or otherwise, without the prior written consent of First Security. For the purposes of this Agreement, a “competing business” shall be any business that is a federally insured financial institution, or affiliate of such institution, located in any county of any state in which First Security has during the period that Executive is employed by First Security, any branch, office or other physical presence. Notwithstanding the foregoing, provisions of this Section 7(a), ownership as a passive investment of not more than five percent (5%) of the issued and outstanding voting securities of a competing business shall not constitute a violation of this Section 7.

(b)	Non-Solicitation. While the Executive is employed by First Security, and for a period of twelve (12) months after the termination of his employment with First Security, the Executive shall not, directly or indirectly, (i) solicit, without the prior written consent of First Security, anyone or any entity that is a customer of First Security as of the date on which the Executive’s employment is terminated or was a customer of First Security during the twelve (12) month period ending on the date of termination of the Executive’s employment, for the purpose of providing any banking services or products that First Security provided (or could have provided) to such customer; and (ii) without the prior written consent of First Security, (A) solicit the employment of any person employed by First Security at any time during the twelve (12) months prior to the date of the termination of the Executive’s employment (B) become associated with any person or entity which employs, is provided services by or otherwise has any contractual relationship with any person, employed by First Security in any senior management capacity during the twelve (12) months prior to the date of the termination of the Executive’s employment or (C) otherwise disrupt, impair, damage, or interfere with First Security’s relationship with its employees.

(c)	Confidential Information. The Executive acknowledges that as an employee of First Security, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to First Security and its strategic plan and financial operations. The Executive also recognizes and acknowledges that all confidential information is the exclusive property of First Security, is material and confidential, and is critical to the successful conduct of the business of First Security. The Executive agrees that he shall not at any time disclose to any other person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any confidential information of First Security obtained by him incident to his employment with First Security. The term “confidential information” includes, without limitation, financial information, business plans, prospects and opportunities (such as relationships, product developments, or possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of First Security but does not include any information which has become part of the public domain by means other than the Executive’s nonobservance of his obligations hereunder.

(d)	Separate and Enforceable Provisions. The terms and provisions of this Section are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties acknowledge that the potential restrictions on the Executive’s future employment imposed by this Section are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section unreasonable in duration or geographic scope or otherwise, the Executive and First Security agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

Section 8 Withholding.

All payments made by First Security under this Agreement shall be net of any tax or other amounts required to be withheld by First Security under applicable law.

Section 9 Indemnification.

First Security shall use its best efforts to provide the following benefits to Executive: indemnification for the Executive, to the fullest extent permitted or authorized by the law of the State of Tennessee as it may from time to time be amended, if the Executive is (whether before or after the termination) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, or employee of First Security or any subsidiary thereof, or is or was serving at the request of First Security or any subsidiary as a director, trustee, officer, or employee of a bank, corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section 9 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the charter or bylaws of First

Security or of any subsidiary, or any agreement, vote of shareholders or disinterested directors, any applicable insurance policy or otherwise, both as to action in the Executive’s official capacity and as to action in another capacity while holding such office, and shall continue as to the Executive after the Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of the Executive. Executive acknowledges and agrees that the foregoing benefits will be provided only to the extent that such benefits are permitted under all applicable laws and regulations.

Section 10 Superseding Prior Agreements.

This Agreement shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter thereof.

Section 11 Assignment; Successor and Assigns, etc.

Neither First Security nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer or assignment shall be null and of no effect; provided, however, that First Security shall assign its rights under this Agreement in the event First Security shall hereafter effect a reorganization, consolidate with or merge into any other entity, or transfer all or substantially all of its properties or assets to any other entity. This Agreement shall inure to the benefit of and be binding upon First Security and Executive, their respective successors, executors, administrators, heirs and permitted assigns.

Section 12 Enforceability.

If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

Section 13 Waiver.

No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

Section 14 Notice.

Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last known address the Executive has filed in writing with First Security or, in the case of First Security, at its main offices, attention of the Chairman of the Compensation Committee of the Board.

Section 15 Amendment.

This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of First Security.

Section 16 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee, without reference to principles of conflicts of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force and effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by First Security Group, Inc., by its duly authorized representative, and by the Executive, effective as of the date first above written.

First Security Group, Inc.

By:	/s/ Doyle Ray Marler
D. Ray Marler
Chair, Compensation Committee Executive

By:	/s/ Ralph E. Coffman, Jr.
Ralph E. “Gene” Coffman, Jr.